                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

     Filed by the Registrant [X]
     Filed by a party other than the Registrant [ ]
     Check the appropriate box:
[ ]  Preliminary Proxy Statement           [ ]  Confidential, For Use of the
                                                Commission Only (as permitted
[X]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[ ]  Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              ESS TECHNOLOGY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X]   No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)   Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------------
     (2)   Aggregate number of securities to which transactions applies:

           ---------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------------
     (4)   Proposed maximum aggregate value of transaction:
           ---------------------------------------------------------------------
     (5)   Total fee paid:

           ---------------------------------------------------------------------
     [ ]   Fee paid previously with preliminary materials:

           ---------------------------------------------------------------------
     [ ]   Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)   Amount previously paid:

           ---------------------------------------------------------------------
     (2)   Form, Schedule or Registration Statement no.:

           ---------------------------------------------------------------------
     (3)   Filing Party:

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     (4)   Date Filed:

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

                                      LOGO

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held May 31, 2000

TO THE SHAREHOLDERS OF ESS TECHNOLOGY, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of ESS Technology, Inc. (the "Company") will be held on Wednesday, May 31, 2000 at 2:00 p.m. local time at The Westin Hotel, 5101 Great America Parkway, Santa Clara, California 95054 for the following purposes:

     1. To elect directors of the Company, each to serve until the next Annual Meeting of Shareholders and until his or her successor has been elected and qualified or until his or her earlier resignation or removal.

     2. To approve and ratify amendments to the Company's 1995 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 200,000 shares to an aggregate total of 625,000 shares;

     3. To approve and ratify amendments to the Company's 1997 Equity Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 2,500,000 shares to an aggregate of 7,500,000 shares;

     4. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the Company for the fiscal year ending December 31, 2000.

     5. To transact such other business as may properly come before the meeting or any postponement or adjournment(s) thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only shareholders of record at the close of business on April 17, 2000 are entitled to notice of and to vote at the meeting and any adjournment(s) thereof.

     All shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if such shareholder returned a proxy card.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Matthew K. Fong
                                          Chief Financial Officer and Secretary
Fremont, California
April 28, 2000

                                   IMPORTANT

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THANK YOU FOR ACTING PROMPTLY.

                                      LOGO

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held May 31, 2000
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed Proxy is solicited on behalf of the Board of Directors of ESS Technology, Inc. (the "Company"), a California corporation, for use at the Annual Meeting of Shareholders to be held on Wednesday, May 31, 2000 at 2:00 p.m., local time, or at any postponement or adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at The Westin Hotel, 5101 Great America Parkway, Santa Clara, CA 95054. The telephone number at that location is
(408) 986-0700.

     The Company's principal executive offices are located at 48401 Fremont Blvd., Fremont, California 94538. The Company's telephone number at that location is (510) 492-1088.

SOLICITATION

     These proxy solicitation materials, including an annual report for the fiscal year ended December 31, 1999 were mailed on or about April 28, 2000 to all shareholders entitled to vote at the meeting. The costs of soliciting these proxies will be borne by the Company. These costs will include the expenses of preparing and mailing proxy materials for the Annual Meeting and reimbursement paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's common stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

     The Company will provide a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1999, including financial statements and financial statement schedules (but not exhibits), without charge to each shareholder upon written request. The request should be sent to Matthew K. Fong, Chief Financial Officer, ESS Technology, Inc., 48401 Fremont Blvd., Fremont, CA 94538 (telephone number: (510) 492-1178). Exhibits to the Annual Report may be obtained on written request to Mr. Fong and payment of the Company's reasonable expenses in furnishing such exhibits.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention:
Matthew K. Fong, Inspector of Elections) a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting of shareholders and voting in person. Please note, however, that if a shareholder's shares are held of record by a broker, bank or other nominee and the shareholder wishes to vote at the meeting, the shareholder must bring to the meeting a letter from the broker, bank or other nominee confirming the shareholder's beneficial ownership of the shares.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

VOTING

     Holders of common stock are entitled to one vote per share on all matters, except that in the election of directors each shareholder has cumulative voting rights and is entitled to a number of votes equal to the number of shares held by such shareholder multiplied by the number of directors to be elected. The shareholder may cast these votes all for a single candidate or distribute the votes among any or all of the candidates. No shareholder will be entitled to cumulate votes for a candidate, however, unless that candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the Meeting prior to the voting of an intention to cumulate votes. In such an event, the proxy holder may allocate among the Board of Directors' nominees the votes represented by proxies in the proxy holder's sole discretion. With respect to the election of directors, the seven
(7) directors receiving the highest number of votes of the shares of common stock present in person or represented by proxy at the Meeting and voting on the election of directors will be elected.

     The Inspector of Elections will tabulate the votes cast in person or by proxy at the Annual Meeting with the assistance of the Company's transfer agent. The Inspector of Elections will also determine whether or not a quorum is present. The affirmative vote of a majority of shares represented and voting (and constituting at least a majority of the required quorum) at a duly held meeting at which a quorum is present and voting is required under California law for approval of proposals presented to shareholders other than the election of directors. In general, California law also provides that a quorum consists of a majority of the shares entitled to vote, represented either in person or by proxy. The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voting for purposes of determining the approval of any matter submitted to the shareholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of directors, for the amendments to the Company's Employee Stock Purchase Plan and Equity Incentive Plan, and for ratification of the appointment of the designated independent accountants, and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be, with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will be considered as present for the purpose of determining the presence of a quorum but will not be considered as voting with respect to that matter. While there is no definitive specific statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, the Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.

     The Company announced in its proxy for the shareholders' meeting held in 1999 that if the shareholders who are interested in raising a proposal at the Company's 2000 Annual Meeting do not notify the Company of a proposal on or before March 16, 2000, management may use its discretionary voting authority to vote on such proposal, even if the matter is not discussed in the proxy statement for the 2000 Annual Meeting of Shareholders. Since the Company was not notified of any proposal on or before March 16, 2000, management intends to use its discretionary voting authority to vote on any proposal that may be brought at the 2000 Annual Meeting.

RECORD DATE AND SHARE OWNERSHIP

     Only shareholders of record at the close of business on April 17, 2000 are entitled to notice of and to vote at the meeting. As of the record date, 42,123,236 shares of the Company's common stock were issued and outstanding, and there were 221 shareholders of record.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company's 2001 Annual Meeting of Shareholders must be received by the Company no later than

December 31, 2000, in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

     Also, if a shareholder does not notify the Company on or before March 14, 2001 of a proposal for the 2001 Annual Meeting of Shareholders, management intends to use its discretionary voting authority to vote on such proposal, even if the matter is not discussed in the proxy statement for the 2001 Annual Meeting of Shareholders.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The Company's bylaws currently provide that the number of directors shall not be less than five or more than nine. The size of the Company's Board of Directors (the "Board") is currently set at eight members. Seven nominees will be elected at the Meeting to be the seven directors of the Company.

     The Board of Directors has nominated the seven persons named below to serve as directors to hold office until the next Annual Meeting of Shareholders and until their respective successors have been elected and qualified or until such directors' earlier resignation or removal. All of the nominees have served as directors since the last annual meeting, except for Robert Blair and David Lee. Mr. Blair and Mr. Lee were appointed to the Board in October 1999 and March 2000, respectively, and will stand for election as a director for the first time at this year's annual meeting. Ilbok Lee who has served as a director since April 1995 is not standing for re-election. If any nominee for any reason is unable to serve, or for good cause, will not serve as a director, the proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or, for good cause, will not serve as a director.

NOMINEES

     The names of the nominees, and certain information about them as of March 25, 2000, are set forth below:

                                                                                            DIRECTOR
     NAME OF NOMINEE        AGE                     PRINCIPAL OCCUPATION                     SINCE
     ---------------        ---                     --------------------                    --------
Fred S.L. Chan............  52    Chairman of the Board of Directors of the Company           1986
Matthew K. Fong...........  45    Vice Chairman of the Board of Directors, Advisor to the     1999
                                  President, Chief Financial Officer and Secretary of the
                                  Company
Robert L. Blair...........  52    President and Chief Executive Officer of the Company        1999
Annie M.H. Chan...........  47    Independent Investor and Management Consultant              1993
Peter T. Mok..............  45    President and CEO of KLM Capital, a venture Capital         1993
                                  management company
Dominic Ng................  40    President and CEO of East West Bank                         1998
David S. Lee..............  62    Chairman of the Board for eOn Communications and            2000
                                  Cortelco

     Except as set forth below, each of the nominees has been engaged in the principal occupation set forth next to his or her name above during the past five years. There is no family relationship between any director or executive officer of the Company, except for Annie Chan and Fred Chan, who are married to each other.

     Mr. Chan joined the Company in November 1985 as President and served as such until October 1996 and then served as President again from February 1997 to September 1999. Mr. Chan has been a director since January 1986. He was appointed Chairman of the Board of Directors in October 1992. Mr. Chan served as Secretary from October 1992 to August 1995, Chief Financial Officer from October 1992 to May 1995 and Chief Executive Officer from June 1994 to September 1999. Mr. Chan holds B.S.E.E. and M.S.C. degrees from the University of Hawaii. Mr. Chan is the husband of Annie M.H. Chan.

     Mr. Fong has served as Vice Chairman of the Board of Directors, Chief Financial Officer and Secretary of the Company since March 8, 2000, as Advisor to the President since January 4, 1999, and as a director of the Company from January 1999 to September 1999. Prior to that, he has served as California State Treasurer from 1995 to 1998. He has also led global investment missions as the Chief Financial Officer for California. He also served as the National Economic Growth and Taxation Committee in Washington, D.C. Mr. Fong also served as Vice Chairman of the State Board of Equalization from 1991 to 1994.

     Mr. Blair was promoted to President and Chief Executive Officer in September 1999. Mr. Blair was elected a director in October 1999. Mr. Blair served as Executive Vice President, Operations of the Company from April 1997 to September 1999. From December 1994 to March 1997, he was Vice President of

Operations of the Company. From December 1991 to November 1994, he was Senior Vice President of Operations (Software Packaging & Printing Division) of Logistix Corporation, a software turnkey company, and from 1989 to November 1991, he was Vice President and co-owner of Rock Canyon Investments, a real estate development planning firm in California. From 1986 to 1989, he held various positions at Xidex Corporation. From 1973 to 1986 he was Vice President, High Reliability Operations at Precision Monolithics, Inc.

     Mrs. Chan has served as a director of the Company since May 1993 and has been an independent investor and management consultant since April 1996. Mrs. Chan was a member of the Senior Technical Staff of the Company from May 1995 until March 1996. From September 1994 to May 1995, she was Vice President, Administration of the Company and, from May 1993 to August 1994, she was Vice President, CAD of the Company. Mrs. Chan holds a B.S. degree in Organizational Behavior from the University of San Francisco. Mrs. Chan is the wife of Fred S.L. Chan.

     Mr. Mok has served as a director of the Company since May 1993. Mr. Mok has served as President and CEO of KLM Capital, a venture capital management company, since July 1996. From July 1994 to July 1996, Mr. Mok was Senior Manager, Investment Banking, of DBS Ltd. From June 1992 to July 1994, he was Senior Vice President, Manager and a director of Transpac Capital, Inc., a venture capital management company that is a wholly-owned subsidiary of Transpac. Mr. Mok holds a B.S. degree in Business Administration from San Jose State University.

     Mr. Ng has served as a director of the Company since May 1998. Mr. Ng has served as President and CEO of East West Bank since 1992. Prior to that, he served as President of Seyen Investment, Inc. Mr. Ng is currently a member of the Board of Governors of Town Hall Los Angeles and serves, among others, as a director of the United Way of Greater Los Angeles and a director of the Los Angeles Chamber of Commerce.

     Mr. Lee was appointed to the Board of Directors of the Company on March 25, 2000. Mr. Lee has served as Chairman of the Board for eOn Communications and Cortelco since 1990. Prior to that, he served as President and Chairman of Data Technology Corporation, which bought and merged with Qume Corporation in 1988. From 1983 to 1985, he served as Vice President of ITT and as Group Executive and Chairman of its Business Information Systems Group. Mr. Lee held positions of Executive Vice President of ITT Qume from 1978 to 1981, and President from 1981 to 1983. Mr. Lee originally co-founded Qume Corporation in 1973 and served as Executive Vice President until it was acquired by ITT Corporation in 1978. Mr. Lee currently serves on the Board of Directors for many business and non-business related ventures including, among others, ACT Manufacturing Inc., Linear Technology Corporation, Open Data Systems, Telmax Communications, and the California Chamber of Commerce. He was advisor to both President Bush and President Clinton through the Advisory Committee on Trade Policy and Negotiation and additionally to Governor Pete Wilson through the California Economic Development Corporation. Mr. Lee is also a Regent of the University of California.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

     The Board met 10 times, including telephone conference meetings, during fiscal year 1999. The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating Committee.

     During the fiscal year 1999, the Audit Committee of the Board of Directors consisted of Ilbok Lee and Peter Mok and held 8 meetings. The Audit Committee meets with the Company's independent accountants to review the adequacy of the Company's internal control systems and financial reporting procedures; reviews the general scope of the Company's annual audit and the fees charged by the independent accountants; reviews and monitors the performance of non-audit services by the Company's auditors; reviews the fairness of any proposed transaction between any officer, director or other affiliate of the Company and the Company, and after such review, makes recommendations to the full Board; and performs such further functions as may be required by any stock exchange or over-the-counter market upon which the Company's common stock may now or in the future be listed.

     During fiscal year 1999, the Compensation Committee consisted of Ilbok Lee and Peter Mok and held 2 meetings. The Compensation Committee reviews and approves compensation and benefits for the Company's key executive officers, administers the Company's stock purchase and equity incentive plans and makes recommendations to the Board of Directors regarding such matters.

     The Nominating Committee was formed in December 1997. It makes recommendations to the Board regarding the size and composition of the Board. During fiscal years 1998 and 1999, it consisted of Ilbok Lee and Peter Mok. The Nominating Committee did not meet in fiscal years 1998 and 1999. The Nominating Committee will consider nominees proposed by shareholders. Any shareholder who wishes to recommend a prospective nominee for the Board of Directors for the Nominating Committee's consideration may do so by giving the candidate's name and qualifications in writing to the Secretary of the Company, ESS Technology, Inc., 48401 Fremont Blvd., Fremont, CA 94538.

     No incumbent director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of the Committees of the Board of Directors on which he serves held during the fiscal year 1999.

COMPENSATION OF DIRECTORS

     Directors of the Company do not receive cash compensation for their services, except that nonemployee directors (Annie Chan, David Lee, Peter Mok and Dominic Ng) receive $1,000 each for each board meeting he or she attends. The directors are reimbursed for their reasonable expenses in attending meetings of the Board of Directors.

     Nonemployee directors of the Company are automatically granted options to purchase shares of the Company's common stock pursuant to the terms of the Company's 1995 Directors' Stock Option Plan (the "Directors' Plan"). Each nonemployee director who becomes a member of the Board on or after October 5, 1995, the effective date of the Company's initial public offering of its common stock (the "Effective Date"), will be automatically granted an option to purchase 20,000 shares of common stock under the Directors' Plan (the "Initial Grant"). On each anniversary of his or her Initial Grant, each nonemployee director will be automatically granted an additional option to purchase 5,000 shares of common stock under the Directors Plan, so long as he or she has continuously served as a director of the Company (the "Succeeding Grant"). In addition, a nonemployee director who does not receive an Initial Grant shall nevertheless automatically receive a Succeeding Grant on the anniversary of the most recent grant of an option to such director. Options granted under the Directors' Plan have an exercise price equal to the fair market value of the Company's common stock on the date of grant with a term of ten years. The fair market value of the common stock is the closing sales price on the Nasdaq National Market on the last trading day prior to grant. Nonemployee director options vest and are exercisable in four equal installments, starting from the one year anniversary date of the grant. As of March 31, 2000, Annie Chan, David Lee, Peter Mok and Dominic Ng, nonemployee directors, had been granted options to purchase 20,000, 20,000, 85,000, and 35,000 shares of the Company's common stock, respectively.

     In January 1999, Mr. Fong accepted an offer of employment with the Company as an Advisor to the President. Under the terms of Mr. Fong's employment offer, he is an at-will employee reporting to Mr. Chan and receives compensation of $5,950 per month for four hours per week with additional compensation of $250 per hour and $2,500 per day of additional compensation for each day of travel overseas. Mr. Fong was also granted an option to purchase 40,000 shares of the Company's Common Stock under the Company's 1997 Equity Incentive Plan.

REQUIRED VOTE

     The seven nominees receiving the highest number of affirmative votes of shares of the Company's common stock present at the Annual Meeting in person or by proxy and voting on the election of directors shall be elected as directors.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION
                     OF EACH OF THE NOMINEES LISTED ABOVE.

                                 PROPOSAL NO. 2

         APPROVAL OF AMENDMENT TO THE 1995 EMPLOYEE STOCK PURCHASE PLAN

     At the Annual Meeting, the Company's shareholders are being asked to approve an amendment to the 1995 Employee Stock Purchase Plan (the "1995 Purchase Plan") to increase the number of shares of Common Stock reserved for issuance thereunder by 200,000 shares to an aggregate of 625,000 shares. The following is a summary of principal features of the 1995 Purchase Plan. The summary, however, does not purport to be a complete description of all the provisions of the 1995 Purchase Plan. Any shareholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to Chief Financial Officer at the Company's principal offices in Fremont, California.

GENERAL

     The 1995 Purchase Plan was adopted by the Board of Directors in August 1995 and approved by the shareholders in October 1995. The Board of Directors initially reserved 225,000 shares of Common Stock for issuance under the 1995 Purchase Plan. In April 1998, the Board of Directors approved an amendment to the 1995 Purchase Plan to increase the number of shares for issuance thereunder by 200,000 shares to a total of 425,000 shares, which was approved by the shareholders in May 1998. In March 2000, the Board of Directors approved an additional amendment to the 1995 Purchase Plan to increase the number of shares for issuance thereunder by 200,000 shares to a total of 625,000 shares, which amendment is the subject of this proposal.

     The 1995 Purchase Plan and the right of participants to make purchases thereunder are intended to qualify as an "employee stock purchase plan" under
Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The 1995 Purchase Plan is not a qualified deferred compensation plan under Section 401(a) of the Internal Revenue Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

     As of March 25, 2000, there were 193 participants in the 1995 Purchase Plan, and only approximately 129,510 shares were available for issuance pursuant to the Company's 1995 Purchase Plan.

MATERIAL AMENDMENT

     The Board of Directors believes that in order to attract and retain highly qualified employees and consultants and to provide such employees and consultants with adequate incentives through their proprietary interest in the company, it is necessary to amend the 1995 Purchase Plan to reserve an additional 200,000 shares of Common Stock for issuance under the 1995 Purchase Plan. At the Annual Meeting, the shareholders are being asked to approve this amendment to the 1995 Purchase Plan.

PURPOSE

     The primary purpose of the 1995 Purchase Plan is to attract and retain the best available personnel for the Company in order to promote the success of the Company's business.

ADMINISTRATION

     The 1995 Purchase Plan may be administered by the Board of Directors or a committee of members of the Board appointed by the Board. The 1995 Purchase Plan is currently being administered by the Compensation Committee of the Board of Directors. All questions of interpretation of the 1995 Purchase Plan are determined by the Compensation Committee, and its decisions are final and binding upon all participants. Members of the Board of Directors who are eligible employees are permitted to participate in the 1995 Purchase Plan, provided that any such eligible member may not vote on any matter affecting the administration of the 1995 Purchase Plan or the grant of any option pursuant to it, or serve on a committee appointed to administer the 1995 Purchase Plan. No charges for administrative or other costs will be made against the payroll deductions of a participant in the 1995 Purchase Plan. Members of the Board of Directors receive no additional compensation for their services in connection with the administration of the 1995 Purchase Plan.

ELIGIBILITY

     Subject to certain limitations imposed by Section 423(b) of the Code and limitations on stock ownership as set forth in the 1995 Purchase Plan, any person (including officers and employee directors) of the Company or its subsidiaries as of one month before the offering date who completes a subscription agreement on the form provided by the Company is eligible to participate in the 1995 Purchase Plan, unless such person is five percent or greater shareholder of the Company or is customarily employed for less than 20 hours per week or less than five months per year.

OFFERING DATES

     The 1995 Purchase Plan is implemented by two offerings, each for a six-month period. The offering periods commence on or about May 1 and November 1 of each year, except that the initial offering period commenced in October 1995. The Board of Directors may alter the duration of the offering periods without shareholder approval if such change is announced at least 15 days prior to the scheduled beginning of the first offering period to be affected.

TERMS OF OPTIONS

     (a) Participation in the Plan. Eligible employees become participants in the 1995 Purchase Plan by delivering to the Company a subscription agreement authorizing payroll deductions at least fifteen days prior to the applicable offering date, unless a later time for filing the subscription agreement has been set by the Board of Directors for all eligible employees with respect to a given offering.

     (b) Purchase Price. The purchase price per share at which shares are sold under the 1995 Purchase Plan is the lower of 85% of the fair market value of the Common Stock on the date of commencement of the offering period or 85% of the fair market value of the Common Stock on the last day of the offering period. The fair market value of the Common Stock on a given date is generally the closing sales price on the Nasdaq National Market on the last trading day prior to the date of determination.

     (c) Payment of Purchase Price; Payroll Deductions. The purchase price of the shares is accumulated by payroll deductions during the offering period. The deductions may not be less than 2% and may not be more than 10% of a participant's eligible compensation. A participant may decrease his or her participation in the 1995 Purchase Plan once during any offering period but may not increase the rate of payroll deductions at any time during the offering period.

     All payroll deductions are credited to the participant's account under the 1995 Purchase Plan and are deposited with the general funds of the Company. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose. No interest accrues on the payroll deductions of a participant in the Plan.

     (d) Purchase of Stock; Exercise of Option. By executing a subscription agreement to participate in the 1995 Purchase Plan, the participant is entitled to have shares placed under option. At the beginning of an offering period, each participant is granted an option to purchase up to that number of shares determined by dividing such employee's payroll deductions accumulated prior to the end of the offering period and retained in the participant's account as of the end of the offering period by the lower of (i) eighty-five percent (85%) of the fair market value of a share of the Company's Common Stock at the beginning of the offering period or (ii) eighty-five percent (85%) of the fair market value of a share of the Company's Common Stock on the last day of the offering period. The maximum number of shares placed under option to a participant in an offering is 250 shares of Common Stock until changed by the Board of Directors. In no event, however, may the number of shares be more than 200% of the number of shares determined by dividing the amount of the participant's total payroll deductions to be accumulated during the offering period by 85% of the fair market value of the Common Stock at the beginning of the offering period. The Company may make a pro rata reduction in the number of shares subject to options if the total number of shares which would otherwise be subject to options granted at the beginning of an offering period exceeds the number of remaining available shares in the 1995 Purchase Plan.

     Unless the participant's participation is discontinued, each participant's option for the purchase of shares will be exercised automatically at the end of the offering period at the applicable price. Participants pay no commission on Common Stock purchased under the 1995 Purchase Plan. However, if a participant decides to sell the Common Stock, the participant can expect to be charged a fee or commission if he or she uses an agent, such as a stock broker.

     No participant is permitted to subscribe for shares under the 1995 Purchase Plan if immediately after the grant of the option, the participant would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the voting power or value of all classes of stock of the Company or any of its subsidiaries (including stock which may be purchased under the 1995 Purchase
Plan) nor is any participant granted an option which would permit the participant to buy pursuant to the 1995 Purchase Plan more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) in any calendar year. Furthermore, if the number of shares which would otherwise be placed under option at the beginning of an offering period exceeds the number of shares then available under the 1995 Purchase Plan, a prorata allocation of the available shares is made in as equitable a manner as is practicable.

     (e) Withdrawal. The participants's interest in a given offering may be terminated in whole, but not in part, by signing and delivering to the Company a notice of withdrawal from the 1995 Purchase Plan at least fifteen days prior to the end of an Offering Period.

     Any withdrawal by the participant of accumulated payroll deductions for a given offering automatically terminates the participant's interest in that offering. In effect, the participant is given an option which may or may not be exercised during the six-month offering period. By executing the subscription agreement, the participant is not obligated to make the stock purchase; rather the subscription agreement is merely an election by the participant to place shares under option. Unless the participant's participation is discontinued, the option for the purchase of shares will be exercised automatically at the end of the offering period, and the maximum number of full shares purchasable with such participant's accumulated payroll deductions will be purchased for the participant at the applicable price.

     In the event that a participant fails to remain in the continuous employment of the Company, such participant will be deemed to have elected to withdraw from the 1995 Purchase Plan and the payroll deductions credited to such participant's account will be returned to such participant.

     A participant's withdrawal from an offering does not have any effect upon such participant's eligibility to participate in subsequent offerings under the Plan.

     (f) Termination of Employment. Termination of a participant's employment for any reason, including retirement or death, prior to the termination of the offering period cancels his or her participation in the 1995 Purchase Plan immediately. In such event, the payroll deductions credited to the participant's account will be returned, without interest, to such participant, or in the case of death, to the person or persons entitled thereto a specified in the participant's subscription agreement.

     (g) Nontransferability. No rights or accumulated payroll deductions of a participant's under the 1995 Purchase Plan may be pledged, assigned or transferred for any reason and any such attempt may be treated by the Company as an election to withdraw from the 1995 Purchase Plan.

     During his or her lifetime, a participant's option to purchase shares under the 1995 Purchase Plan is exercisable only by him or her. However, a participant may file a written designation of a beneficiary who is (i) to receive any shares and cash, if any, from the participant's account under the 1995 Purchase Plan in the event of such participant's death subsequent to the end of an offering period but prior to delivery to him or her of such shares and cash, and (ii) to receive any cash from the participant's account under the 1995 Purchase Plan in the event of such participant's death prior to the end of the offering period. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

     (h) Capital Changes/Acceleration of Option. In the event any change, such as a stock split or stock dividend, is made in the Company's capitalization which results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, appropriate adjustments will be made in the shares subject to purchase and in the purchase price per share, as well as in the number of shares available for issuance under the 1995 Purchase Plan.

     In the event of the proposed dissolution or liquidation of the Company, the current offering period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board of Directors. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the 1995 Purchase Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the offering period then in progress by setting a new exercise date.

     (i) Reports. Individual accounts will be maintained for each participant in the Plan. Each participant will receive after the end of the six-month offering period a report of such participant's account setting forth the total amount of payroll deductions accumulated the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

AMENDMENT AND TERMINATION OF THE 1995 PURCHASE PLAN

     The Board of Directors may at any time amend or terminate the 1995 Purchase Plan, but no amendment or termination is allowed if it would impair the rights of any participant under any grant previously made, without his or her consent. In addition, the Company must obtain shareholder approval of any amendment to the 1995 Purchase Plan in such a manner and to the extent necessary to comply with Rule 16b-3 under the Exchange Act and/or Section 423 of the Code (or any other applicable law or regulation). If not earlier terminated, the 1995 Purchase Plan will continue in effect until the earlier of 2005 or when all of the shares of Common Stock reserved for issuance under this Plan have been issued.

FEDERAL INCOME TAX ASPECTS OF THE 1995 PURCHASE PLAN

     THE FOLLOWING IS A BRIEF SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE PURCHASE OF SHARES UNDER THE 1995 PURCHASE PLAN. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES TO TAXPAYERS WITH SPECIAL TAX STATUS. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE, AND DOES NOT DISCUSS ESTATE, GIFT OR OTHER TAX CONSEQUENCES OTHER THAN INCOME TAX CONSEQUENCES. THE COMPANY ADVISES EACH PARTICIPANT TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE 1995 PURCHASE PLAN AND FOR REFERENCE TO APPLICABLE PROVISIONS OF THE CODE.

     The 1995 Purchase Plan and the right of participants to make purchases thereunder are intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be recognized by a participant prior to disposition of shares acquired under the 1995 Purchase Plan.

     If the shares are sold or otherwise disposed of more than two years after the first day of the offering period during which shares were purchased (the "Offering Date") and more than one year from the last day of such Offering Period, a participant will recognize as ordinary income at the time of such disposition the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares or (b) 15% of the fair market value of the shares on the first day of the offering period. Any further gain or loss upon such disposition will be treated as long-term capital gain or loss. If the shares are sold for a sale price less than the purchase price, there is no ordinary income and the participant has a capital loss for the difference.

     If the shares are sold or otherwise disposed of before the expiration of the one- and two-year holding periods described above, the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized. The balance of any gain or loss will be treated as capital gain or loss and will be treated as long-term capital gain or loss if the shares have been held more than one year.

     In the case of a participant who is subject to Section 16(b) of the Exchange Act, the purchase date for purposes of calculating such participant's compensation income and beginning of the capital gain holding period may be deferred for up to six months under certain circumstances. Such individuals should consult with their personal tax advisors prior to buying or selling shares under the 1995 Purchase Plan.

     The ordinary income reported under the rules described above, added to the actual purchase price of the shares, determines the tax basis of the shares for the purpose of determining capital gain or loss on a sale or exchange of the shares.

     The Company is entitled to a deduction for amounts taxed as ordinary income to a participant only to the extent that ordinary income must be reported upon disposition of shares by the participant before the expiration of the one- and two-year holding periods described above.

RESTRICTIONS ON RESALE

     Certain officers and directors of the Company may be deemed to be "affiliates" of the Company as that term is defined under the Securities Act. The Common Stock acquired under the 1995 Purchase Plan by an affiliate may be reoffered or resold only pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act.

DESCRIPTION OF CAPITAL STOCK

     The securities to be purchased under the 1995 Purchase Plan are shares of Common Stock, no par value, of the Company. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights.

     The Company has 10,000,000 authorized shares of "blank check" Preferred Stock that may be issued with such designations, rights and preferences as may be determined from time to time by the Board of Directors, without any further vote or action by the shareholders. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such Preferred Stock may have other rights, including economic rights, senior to the Common Stock, and as a result, the issuance of such Preferred Stock could have a material adverse effect on the market value of the Common Stock. Although the Company has no present intention to issue any additional shares of its Preferred Stock, there can be no assurance that the Company will not do so in the future.

REQUIRED VOTE

     The approval of the amendments to the 1995 Purchase Plan to increase the number of shares reserved for issuance thereunder by 200,000 shares requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote and constituting at least a majority of the required quorum.

       THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE
                       1995 EMPLOYEE STOCK PURCHASE PLAN.

                                 PROPOSAL NO. 3

              APPROVAL OF AMENDMENT TO 1997 EQUITY INCENTIVE PLAN

     At the Annual Meeting, the Company's shareholders are being asked to approve an amendment to the Company's 1997 Equity Incentive Plan (the "1997 Incentive Plan") to increase the number of shares authorized for issuance thereunder by 2,500,000 shares to an aggregate of 7,500,000 shares. The following is a summary of principal features of the 1997 Incentive Plan. The summary, however, does not purport to be a complete description of all the provisions of the 1997 Incentive Plan. Any shareholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Chief Financial Officer at the Company's principal offices in Fremont, California.

GENERAL

     The 1997 Incentive Plan was adopted by the Board in April 1997 and approved by the shareholders in May 1997. The purpose of the 1997 Incentive Plan is to provide incentives to attract, retain and motivate qualified employees, consultants, independent contractors and advisors whose present and potential contributions are important to the success of the Company, by offering them an opportunity to participate in the Company's future performance through awards of stock options, restricted stock and stock bonuses.

SHARES SUBJECT TO THE 1997 INCENTIVE PLAN

     An aggregate of 3,000,000 shares of the Common Stock of the Company was initially reserved by the Board for issuance under the 1997 Incentive Plan. In April 1998, the Board of Directors approved an amendment to the 1997 Incentive Plan to increase the number of shares reserved for issuance thereunder by 2,000,000 shares to a total of 5,000,000 shares, which was approved by the shareholders in May 1998. In March 2000, the Board of Directors approved an additional amendment to the 1997 Incentive Plan to increase the number of shares reserved for issuance thereunder by 2,500,000 shares to a total of 7,500,000 shares, which amendment is the subject of this proposal.

     If any option granted pursuant to the 1997 Incentive Plan expires or terminates for any reason without being exercised in whole or in part, or any award terminates without being issued, or any award is forfeited or repurchased by the Company at the original purchase price, the shares released from such option will again become available for grant and purchase under the 1997 Incentive Plan. This number of shares is subject to proportional adjustment to reflect stock splits, stock dividends and other similar events.

     As of March 25, 2000, options to purchase 9,471,365 shares of Common Stock had been granted under the 1997 Incentive Plan, 4,769,292 had been cancelled, and 481,248 had been exercised. As of March 25, 2000, options to purchase 297,927 shares remain available for grant. As of March 2000, there were 400 employees who participated in the 1997 Incentive Plan. Shareholders are being asked to approve the Amendment to the 1997 Incentive Plan to increase the number of Common Stock reserved for issuance thereunder by 2,500,000 shares at the Annual Meeting.

ADMINISTRATION

     The 1997 Incentive Plan is administered by the Compensation Committee (the "Committee"), the members of which are appointed by the Board. The Committee currently consists of Peter Mok and Ilbok Lee, both of whom are "non-employee directors", as that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and "outside directors", as that term is defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

     Subject to the terms of the 1997 Incentive Plan, the Committee determines the persons who are to receive awards, the number of shares subject to each such award and the terms and conditions of each such award. The Committee has the authority to construe and interpret any of the provisions of the 1997 Incentive Plan or any awards granted thereunder.

ELIGIBILITY

     Employees, officers, directors, consultants, independent contractors and advisors of the Company (and of any subsidiaries and affiliates) are eligible to receive awards under the 1997 Incentive Plan (the "Participants"). No Participant is eligible to receive more than 375,000 shares of Common Stock in any calendar year under the 1997 Incentive Plan, other than new employees of the Company (including directors and officers who are also new employees) who are eligible to receive up to a maximum of 750,000 shares of Common Stock in the calendar year in which they commence their employment with the Company.

STOCK OPTIONS

     The 1997 Incentive Plan permits the granting of options that are intended to qualify either as Incentive Stock Options ("ISOs"), as defined under the Code, or Nonqualified Stock Options ("NQSOs"). ISOs may be granted only to employees (including officers and directors who are also employees) of the Company or any parent or subsidiary of the Company.

     The exercise price for any option issued under the 1997 Incentive Plan must be no less than 100% of the "fair market value" (as defined in the 1997 Incentive Plan) of a share of Common Stock at the time the ISO is granted. In the case of an ISO granted to a 10% shareholder, the exercise price for each such ISO share must be no less than 110% of the fair market value of a share of Common Stock at the time the ISO is granted. The option exercise price for each NQSO share must be no less than 85% of the fair market value of a share of Common Stock at the time of grant. To date, the Company has not granted options under the Incentive plan at less than fair market value.

     The exercise price of options granted under the 1997 Incentive Plan may be paid as approved by the Committee at the time of grant: (1) in cash (by check);
(2) by cancellation of indebtedness of the Company to the Participant; (3) by surrender of shares of the Company's Common Stock owned by the Participant for at least six months and having a fair market value on the date of surrender equal to the aggregate exercise price of the option; (4) by tender of a full recourse promissory note; (5) by waiver of compensation due to or accrued by the Participant for services rendered; (6) by a "same-day sale" commitment from the Participant and a National Association of Securities Dealers, Inc. ("NASD") broker; (7) by a "margin" commitment from the Participant and a NASD broker; or
(8) by any combination of the foregoing.

TERMINATION OF OPTIONS

     Options are generally exercisable for a period of 10 years. Options granted under the 1997 Incentive Plan terminate 90 days (or such other period of time as determined by the Committee, not exceeding 3 months in the case of an ISO and 6 months in the case of an NQSO) after the Participant ceases to be employed or retained by the Company unless the termination of employment or retention is due to permanent and total disability or death, in which case the option may, but need not, provide that it may be exercised at any time within 6 months of termination to the extent the option was exercisable to the date of termination. In no event will an option be exercisable after the expiration date of the option.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

     In the event any change, such as a stock split, reverse stock split, stock dividend, combination or reclassification, is made in the Company's capitalization that results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, appropriate adjustment shall be made in the exercise price of each outstanding option, the number of shares subject to each option, and the annual limitation on grants to employees, as well as the number of shares available for issuance under the 1997 Incentive Plan. In the event of the proposed dissolution or liquidation of the Company, such option will terminate unless otherwise provided by the Committee.

     In the event of a sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the option shall be assumed or an equivalent option substituted by the successor corporation unless the administrator decides, in lieu of such assumption or substitution, to accelerate the vesting of the option to make it exercisable as to some or all of the shares subject to the option, including shares which would not otherwise be exercisable. In the event of such acceleration of the option, the optionee shall have 15 days from the date of notice of the option's acceleration to exercise all or a portion of the option, and the option will terminate upon the expiration of such period.

AMENDMENT OF THE 1997 INCENTIVE PLAN

     The Board of Directors may amend the 1997 Incentive Plan at any time or from time to time or may terminate it without approval of the shareholders; provided, however, that shareholder approval is required for any amendment to the 1997 Incentive Plan that: (i) increases the number of shares that may be issued under the 1997 Incentive Plan, (ii) modifies the standards of eligibility, or (iii) modifies the limitation on grants to employees described in the 1997 Incentive Plan or results in other changes which would require shareholder approval to qualify options granted under the 1997 Incentive Plan as performance-based compensation under Section 162(m) of the Code. However, no action by the Board of Director or the shareholders may alter or impair any option previously granted under the 1997 Incentive Plan, unless mutually agreed otherwise between the optionee and the Board of Directors.

TERM OF THE 1997 INCENTIVE PLAN

     Unless terminated earlier as provided in the 1997 Incentive Plan, the 1997 Incentive Plan will terminate in April 2007, ten (10) years from the date the 1997 Incentive Plan was adopted by the Board.

FEDERAL INCOME TAX INFORMATION

     THE FOLLOWING IS A GENERAL SUMMARY AS OF THE DATE OF THIS PROXY STATEMENT OF THE FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY AND PARTICIPANTS UNDER THE INCENTIVE PLAN. THE FEDERAL TAX LAWS MAY CHANGE AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR ANY PARTICIPANT WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. EACH PARTICIPANT HAS BEEN, AND IS, ENCOURAGED TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE INCENTIVE PLAN.

     Incentive Stock Options. A Participant will not recognize income upon grant of an ISO and will not incur tax on its exercise (unless the Participant is subject to the alternative minimum tax described below). If the Participant holds the stock acquired upon exercise of an ISO (the "ISO Shares") for one year after the date the option was exercised and for two years after the date the option was granted, the Participant generally will realize long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO shares.

     If the Participant disposes of ISO Shares prior to the expiration of either required holding period (a "disqualifying disposition"), then gain realized upon such disposition, up to the difference between the fair market value of the ISO Shares on the date of exercise (or, if less, the amount realized on a sale of such shares) and the option exercise price, generally will be treated as ordinary income. Any additional gain will be long-term or short-term capital gain, depending upon the amount of time the ISO Shares were held by the Participant.

     Alternative Minimum Tax. The difference between the fair market value of the ISO shares on the date of exercise and the exercise price is an adjustment to income for purposes of the alternative minimum tax (the "AMT"). Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items (including the difference between the fair market value of the ISO shares on the date of exercise and the exercise price) and reducing this amount by the applicable exemption amount. Because the alternative minimum tax calculation may be complex, any optionee who upon exercising an incentive stock option may recognize alternative minimum taxable income in excess of the exclusion amount noted above should consult his or her own tax advisor prior to exercising the incentive stock option.

     Nonqualified Stock Options. A Participant will not recognize any taxable income at the time a NQSO is granted. However, upon exercise of a NQSO the Participant will include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the Participant's exercise price. The included amount will be treated as ordinary income by the Participant and may be subject to income tax and FICA withholding by the Company (either by payment in cash or withholding out of the Participant's salary). Upon resale of the shares by the Participant, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss. Special rules apply where all or a portion of the exercise price is paid by tendering shares of Common Stock.

     Tax Treatment of the Company. The Company will be entitled to a deduction in connection with the exercise of a NQSO by a Participant or the receipt of restricted stock or stock bonuses by a Participant to the extent that the Participant recognizes ordinary income and the Company withholds tax. The Company will be entitled to a deduction in connection with the disposition of ISO Shares only to the extent that the Participant recognizes ordinary income on a disqualifying disposition of the ISO Shares.

ERISA

     The 1997 Incentive Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and is not qualified under Section 401(a) of the Code.

REQUIRED VOTE

     The approval and the ratification of amendments to the 1997 Incentive Plan to increase the number of shares of Common Stock for issuance hereunder by 2,500,000 shares to an aggregate of 7,500,000 shares requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote and constituting a majority of the required quorum.

    THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE 1997
                                INCENTIVE PLAN.

                                 PROPOSAL NO. 4

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     The Company has selected PricewaterhouseCoopers LLP as its independent accountants to perform the audit of the Company's financial statements for fiscal year 2000, and recommends that the shareholders vote for ratification of such selection. In the event the shareholders do not ratify such appointment, the Board of Directors will reconsider its selection. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement at the Meeting if they desire to do so and are expected to be available to respond to appropriate questions.

REQUIRED VOTE

     The ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants requires the affirmative vote of the holders of a majority of the shares of the Company's common stock present at the Annual Meeting in person or by proxy and entitled to vote and constituting a majority of the required quorum.

               THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION
      OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP FOR FISCAL YEAR 2000.

          COMMON OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of March 25, 2000, known to the Company regarding the beneficial ownership of the Company's common stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's common stock, (ii) each of the Company's directors,
(iii) each executive officer named in the Summary Compensation Table below and
(iv) all directors and executive officers as a group.

                                                            SHARES BENEFICIALLY
                                                                  OWNED(1)         OPTIONS EXERCISABLE
  5% SHAREHOLDERS, DIRECTORS, NAMED EXECUTIVE OFFICERS,     --------------------      ON OR BEFORE
     AND DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP          NUMBER     PERCENT      MAY 24, 2000
  -----------------------------------------------------     ----------   -------   -------------------
Fred S.L. Chan(2).........................................  12,031,261     29%             501,609
  Chairman of the Board of Directors
Annie M.H. Chan, Director(2)..............................  12,031,261     29%             501,609
Trusts benefiting the children of Fred S.L. Chan and
  Annie M.H. Chan(3)......................................   3,680,954      9%
Matthew K. Fong, Vice Chairman of the Board of Directors,
  Advisor to the President, Chief Financial Officer and
  Secretary...............................................      15,585      *               15,000
Ilbok Lee, Director.......................................      60,591      *               60,591
  c/o IC WORKS, Inc.**
  3725 North First Street,
  San Jose, CA 95134-1700
Peter T. Mok, Director....................................      64,691      *               56,341
  c/o KLM Capitol Group
  2041 Mission College Blvd., Suite 175
  Santa Clara, CA 95054
Dominic Ng, Director......................................      17,084      *               17,084
Robert L. Blair, President, CEO and Director..............     258,186      *              135,279
Johnston Chen, VP of Consumer Products(4).................     117,250      *               91,250
Frank Effler, Jr., VP of Personal Computer Sales and
  Marketing...............................................      58,367      *               56,667
Howard N. Hideshima(5)....................................      62,666      *               60,466
  VP of Finance and Chief Accounting Officer
Dale R. Lindly(6).........................................      10,000      *                5,000
  Chief Financial Officer and Secretary
David S. Lee, Director....................................          --      *                   --
All executive officers and directors as a group (12
  persons)(7).............................................  12,695,681     30%             999,287

---------------
 *  Less than 1%

 ** IC Works, Inc. was acquired by Cypress Semiconductor Corporation on April 1, 1999.

(1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. As of March 25, 2000, 42,068,088 shares of the Company's common stock were issued and outstanding. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days after March 25, 2000 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes 900,000 shares held by Mrs. Annie Chan (Mr. Fred Chan's wife) and 10,629,652 shares held by Annie M.H. Chan Living Trust. Also includes options exercisable on or before May 24, 2000 and held by Mrs. Chan to purchase 8,752 shares of common stock of the Company and options exercisable on or before May 24, 2000 and held by Mr. Chan to purchase 492,857 shares of common stock of the Company.

(3) Represents 814,578 shares held by a trust benefiting David Y.W. Chan (the "David Chan Trust"), 814,576 shares held by a trust benefiting Edward Y.C. Chan (the "Edward Chan Trust"), 280,000 shares held by a trust benefiting Michael Y.J. Chan (the "Michael Chan Trust") and 1,771,800 shares held by a trust benefiting David, Edward and Michael Chan jointly. David, Edward and Michael Chan are the sons of Fred S.L. Chan and Annie M.H. Chan. Mee Sim Chan Lee and Sung Kook Kim are trustees of the four above-mentioned trusts. In addition, Myong Shin Kim is a trustee of the David Chan Trust, the Michael Chan Trust and the Edward Chan Trust.

(4) Mr. Chen resigned from the executive position on November 1, 1999, but continued to work until March 1, 2000.

(5) Mr. Hideshima was made Vice President of Finance on April 14, 1999. Mr. Hideshima resigned from the executive position on December 7, 1999, but continued to work until February 17, 2000.

(6) Mr. Lindly resigned from the executive position on January 31, 2000 but continues to work for the Company.

(7) Includes an aggregate of 999,287 shares which the directors and executive officers have the right to acquire by May 24, 2000. Does not include an aggregate of 3,680,954 shares held by trusts benefiting Mr. & Mrs. Chan's children.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation earned by the following individuals (collectively, the "Named Executive Officers"): (1) the Company's Chief Executive Officer; (2) the Company's four other most highly compensated executive officers whose salary and bonus for the fiscal year 1999 were in excess of $100,000; and (3) Mr. Howard N. Hideshima and Mr. Johnston Chen who resigned from their executive positions in December 1999 and November 1999, respectively, and who, but for the fact that they were not serving as executive officers of the Company on December 31, 1999, would have been two of the four most highly compensated executives of the Company.

SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                                                         COMPENSATION AWARDS
                                           ANNUAL COMPENSATION                       ----------------------------
                                      -----------------------------      OTHER       SECURITIES
                                      FISCAL                             ANNUAL      UNDERLYING      ALL OTHER
    NAME AND PRINCIPAL POSITION        YEAR     SALARY      BONUS     COMPENSATION    OPTIONS     COMPENSATION(1)
    ---------------------------       ------   --------    --------   ------------   ----------   ---------------
Fred S.L. Chan......................   1999    $248,000    $701,002       $ --        350,000         $1,059
  Chairman of the Board                1998     248,000     154,919         --        100,000(2)         546
  of Directors                         1997     247,167     122,686         --        100,000          1,219
Robert Blair........................   1999    $215,000    $ 50,000       $322        206,666         $  907
  President & CEO                      1998     196,667          --         --        340,000(4)         546
                                       1997     159,361(3)       --         --         70,000            845
Johnston Chen(5)....................   1999    $ 80,000    $ 45,942(6)     $322        25,000         $  381
  VP of Consumer Products              1998      80,000      47,317(6)       --       158,000(7)         250
                                       1997      79,119      52,281(6)       --                          307
Frank Effler, Jr.(8)................   1999    $181,292    $ 97,129(6)     $322        25,000         $  715
  VP of Personal Computer              1998     126,538      65,830(6)       --       125,000(9)         468
  Sales & Marketing
Howard N. Hideshima(10).............   1999    $127,848    $     --       $322         41,999         $  572
  VP of Finance & Chief                1998     125,952          --         --         32,000(11)        393
  Accounting Officer                   1997     101,174          --         --                           461
Dale R. Lindly(12)..................   1999    $180,000    $ 67,000       $322         15,000         $  844
  CFO & Secretary                      1998      43,038      11,250         --        120,000            281

---------------
 (1) Includes dollar value of premiums paid by the Company under the Company's group term life insurance policy and accidental death and dismemberment policy on behalf of the Named Executive Officers.

 (2) Represents repriced options, which are deemed as newly granted.

 (3) Includes $40,000 earned in fiscal year 1997 but paid in fiscal year 1998.

 (4) Includes 240,000 shares of repriced options to purchase the Company's common stock, which are deemed as newly granted.

 (5) Mr. Chen resigned from the executive position on November 1, 1999, but continued to work until March 1, 2000.

 (6) Represents amounts paid for sales incentives.

 (7) Includes 138,000 shares of repriced options to purchase the Company's common stock, which are deemed as newly granted.

 (8) Mr. Effler joined the Company in April 1998.

 (9) Includes 80,000 shares of repriced options to purchase the Company's common stock, which are deemed as newly granted.

(10) Mr. Hideshima resigned from the executive position on December 7, 1999, but continued to work until February 17, 2000.

(11) Includes 28,000 shares of repriced options to purchase the Company's common stock, which are deemed as newly granted.

(12) Mr. Lindly resigned from the executive position on Jan. 31, 2000 but continues to work for the Company.

STOCK OPTION GRANTS IN FISCAL YEAR 1999

     The following table sets forth further information for the Named Executive Officers with respect to grants of options to purchase common stock of the Company made in the fiscal year 1999 and the value of all options held by such executive officers on December 31, 1999. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted to the end of the option term.

                                                                                                    POTENTIAL REALIZABLE
                                                                                                      VALUE AT ASSUMED
                                                                                                       ANNUAL RATES OF
                                       PERCENT OF                                                        STOCK PRICE
                                      TOTAL OPTIONS                                                   APPRECIATION FOR
                                       GRANTED TO                                                      OPTION TERM($)
                       NUMBER OF      EMPLOYEES IN     EXERCISE PRICE                EXPIRATION    -----------------------
        NAME           SECURITIES    FISCAL 1999(%)     PER SHARE($)    GRANT DATE      DATE         AT 5%        AT 10%
        ----           ----------    ---------------   --------------   ----------   ----------    ----------   ----------
Chan, Fred...........   350,000(1)        16.02           13.4750        7/17/99      7/21/07(1)   $1,621,728   $4,483,992
Blair, Robert........    20,000(2)         0.92            5.0000         1/4/99       1/4/07      $   55,133   $  125,077
                        171,666(3)         7.86           15.0000        9/16/99       7/1/09(3)   $1,628,340   $4,052,747
                         15,000(4)         0.69           12.2500         9/3/99       7/1/08      $   98,916   $  242,454
Chen, Johnston.......    20,000(5)         0.92           12.2500         9/3/99       7/1/08(5)   $  131,888   $  323,271
                          5,000(6)         0.23           12.2500         9/3/99       7/1/08      $   32,972   $   80,818
Effler, Frank J.,
  Jr.................    15,000(7)         0.69           12.2500         9/3/99       7/1/07(7)   $   85,420   $  203,607
                         10,000(8)         0.46           12.2500         9/3/99       7/1/08      $   65,944   $  161,636
Hideshima, Howard....     8,000(9)         0.37            5.0000         1/4/99       1/4/08(9)   $   25,156   $   59,034
                         29,999(10)        1.37           15.0000        9/16/99       7/1/08(10)  $  249,671   $  603,209
                          4,000(11)        0.18           12.2500         9/3/99       7/1/08      $   26,378   $   64,654
Lindly, Dale.........    10,000(12)        0.46           12.2500         9/3/99       7/1/08      $   65,944   $  161,636
                          5,000(13)        0.23           12.2500         9/3/99       7/1/08      $   32,972   $   80,818

---------------
  * Total number of options granted by the Company for the fiscal year 1999 is 2,184,240 options.

 (1) 75,000 of the shares vest on 12/31/99 and 1/7 of 75,000 shares vest monthly on the 21st day of each month beginning on 1/1/00 through 7/21/00, 1/12 of 100,000 shares vest monthly on the 21st day of each month beginning on 8/21/00 through 7/21/01, 1/12 of 100,000 shares vest on the 21st day of each month commencing on 8/21/01 through 7/21/02. This option expires as to 75,000 shares on 12/31/04, as to 75,000 shares on 7/21/05, as to 100,000 shares on 7/21/06 and 100,000 shares on 7/21/07.

 (2) 1/12 of the total shares vest monthly on the 4th day of each month beginning on 2/4/01.

 (3) 11,334 shares vest on 7/1/00, 1/12 of 11,332 shares vest monthly on the 1st day of each month beginning on 8/1/00 through 7/1/01, 1/12 of 28,000 shares vest monthly on the 1st day of each month beginning on 8/1/01 through 7/1/02; 1/12 of 53,000 shares vest monthly on the 1st day of each month beginning on 8/1/02 through 7/1/03; 1/12 of 68,000 shares vest monthly on the 1st day of each month beginning on 8/1/03 through 7/1/04. This option expires as to 11,334 shares on 7/1/05, 11,332 shares on 7/1/06, 28,000 shares on 7/01/07, 53,000 shares on 7/01/08 and
     68,000 shares on 7/1/09.

 (4) 1/12 of the total shares vest monthly on the 1st day of each month beginning on 8/1/02, subject to accelerated vesting in the event certain performance criteria are met.

 (5) 50% of the shares vest on 7/01/02 and 1/24 of the total shares vest monthly on the 1st day of the month thereafter. This option expires in two equal annual installments beginning on 7/1/07.

 (6) 1/12 of the total shares vest monthly on the 1st day of each month beginning 8/1/02, subject to accelerated vesting in the event certain performance criteria are met.

 (7) 33 1/3% of the shares vest on 7/01/00 and 1/36 of the total shares vest monthly on the 1st day of each month thereafter. This option expires in three equal annual installments beginning 7/1/2005.

 (8) 1/12 of the total shares vest monthly on the 1st day of each month beginning 8/01/02, subject to accelerated vesting in the event certain performance criteria are met.

 (9) 25% of the shares vest on 1/4/00 and 1/48 of the total shares vest monthly on the 4th day of each month thereafter. This option expires in 4 equal annual installments beginning on 1/04/05.

(10) 6,000 shares vest on 7/1/00 and 1/12 of 5,999 shares vest monthly on the 1st day of each month beginning 8/01/00 through 7/01/01, and 1/12 of 10,000 shares vest monthly on the 1st day of each month beginning 8/01/00 through 7/01/02, 1/12 of 8,000 shares vest on the 1st day of each month beginning on 8/01/02 through 7/01/03. This option expires as to 6,000 shares on 7/01/05, 5,999 shares on 7/01/06, 10,000 shares on 7/01/07, and 8,000 shares on 7/01/08.

(11) 1/12 of the total shares vest monthly beginning on 8/01/02, subject to accelerated vesting in the event certain performance criteria are met.

(12) 1/12 of the total shares vest monthly on the 1st day of each month beginning on 8/1/02.

(13) 1/12 of the total shares vest monthly on the 1st day of each month beginning on 8/01/02, subject to accelerated vesting in the event certain performance criteria are met.

AGGREGATE OPTION EXERCISES IN FISCAL 1999 AND FISCAL YEAR-END VALUES

     The following table sets forth certain information concerning the exercise of options by each of the Named Executive Officers during fiscal year 1999, including the aggregate amount of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1999. Also reported are values of "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and $22.1875 per share, which was the closing price of the Company's common stock as reported on the Nasdaq National Market on December 31, 1999.

                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                             OPTIONS AT FISCAL                OPTIONS AT
                              SHARES                             YEAR END                 FISCAL YEAR-END(2)
                            ACQUIRED ON      VALUE      ---------------------------   ---------------------------
           NAME              EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             -----------   -----------   -----------   -------------   -----------   -------------
Fred S.L. Chan............         --             --      450,000        375,000      $7,973,738     $4,319,058
Robert Blair..............    106,666     $1,337,242      106,945        303,055      $2,008,608     $3,584,191
Johnston Chen.............     12,000     $  242,700       84,083         65,917      $1,674,658     $1,030,130
Frank Effler, Jr..........         --             --       44,167        105,833      $  833,889     $1,780,798
Howard N. Hideshima.......        200     $    4,020       58,466         46,333      $1,162,747     $  512,901
Dale Lindly...............     30,000     $  304,686        7,500         97,500      $  149,297     $1,791,324

---------------
(1) "Value Realized" represents the fair market value of the shares of common stock underlying the option on the date of exercise less the aggregate exercise price of the option.

(2) These values, unlike the amounts set forth in the column entitled "Value Realized," have not been, and may never be, realized and are based on the positive spread between the respective exercise prices of outstanding options and the closing price of the Company's common stock on December 31, 1999, the last day of trading for the fiscal year.

PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholder return on the common stock of the Company from the first day of trading of the Company's common stock upon the Company's initial public offering (October 6, 1995) to December 31, 1999 with the cumulative total return on the Nasdaq Stock Market and the Hambrecht & Quist Technology Index (assuming the investment of $100 in the Company's common stock and in each of the indexes on the date of the Company's initial public offering, and reinvestment of all dividends). The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                                                                            NASDAQ STOCK MARKET -U.S.
                                                     ESS TECHNOLOGY                   INDEX               H&Q TECHNOLOGY INDEX
                                                     --------------         -------------------------     --------------------
10/6/95                                                  100.00                      100.00                      100.00
12/31/95                                                 153.33                      104.40                       99.66
3/31/96                                                  125.00                      109.29                      101.58
6/30/96                                                  123.33                      118.19                      108.81
9/30/96                                                  114.17                      122.40                      115.51
12/31/96                                                 187.50                      128.45                      123.86
3/31/97                                                  161.67                      121.48                      118.06
6/30/97                                                   89.58                      143.74                      142.11
9/30/97                                                  101.25                      168.06                      172.22
12/31/97                                                  50.63                      157.39                      145.22
3/31/98                                                   42.50                      184.20                      175.83
6/30/98                                                   31.25                      189.26                      180.01
9/30/98                                                   22.50                      170.91                      160.02
12/31/98                                                  33.33                      221.79                      225.88
3/31/99                                                   34.38                      248.09                      246.00
6/30/99                                                   89.58                      271.44                      291.35
9/30/99                                                   88.33                      277.63                      308.22
12/31/99                                                 147.92                      400.68                      504.46

     The following description data are supplied in accordance with Rule 304(d) of Regulation S-T:

                                                                    NASDAQ STOCK MARKET --
                                                                          U.S. INDEX               H&Q TECHNOLOGY INDEX
                       ESS TECHNOLOGY, INC.                      ----------------------------   --------------------------
                           MARKET PRICE       INVESTMENT VALUE     INDEX     INVESTMENT VALUE    INDEX    INVESTMENT VALUE
                       --------------------   ----------------   ---------   ----------------   -------   ----------------
10/6/95..............         $15.00              $100.00          331.041       $100.00         839.63       $100.00
12/31/95.............         $23.00              $153.33          345.609       $104.40         836.78       $ 99.66
3/31/96..............         $18.75              $125.00          361.789       $109.29         852.89       $101.58
6/30/96..............         $18.50              $123.33          391.265       $118.19         913.62       $108.81
9/30/96..............         $17.13              $114.17          405.201       $122.40         969.86       $115.51
12/31/96.............         $28.13              $187.50          425.222       $128.45        1040.00       $123.86
3/31/97..............         $24.25              $161.67          402.164       $121.48         991.30       $118.06
6/30/97..............         $13.44              $ 89.58          475.835       $143.74        1193.17       $142.11
9/30/97..............         $15.19              $101.25          556.362       $168.06        1446.03       $172.22
12/31/97.............         $ 7.59              $ 50.63          521.032       $157.39        1219.28       $145.22
3/31/98..............         $ 6.38              $ 42.50          609.776       $184.20        1476.33       $175.83
6/30/98..............         $ 4.69              $ 31.25          626.527       $189.26        1511.43       $180.01
9/30/98..............         $ 3.38              $ 22.50          565.777       $170.91        1343.55       $160.02
12/31/98.............         $ 5.00              $ 33.33          734.202       $221.79        1896.52       $225.88
3/31/99..............         $ 5.16              $ 34.38          821.277       $248.09        2065.47       $246.00
6/30/99..............         $13.44              $ 89.58          898.577       $271.44        2446.24       $291.35
9/30/99..............         $13.25              $ 88.33          919.069       $277.63        2587.88       $308.22
12/31/99.............         $22.19              $147.92        1,326.416       $400.68        4235.56       $504.46

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following and the Performance Graph in this proxy shall not be incorporated by reference into any such filing.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

GENERAL

     The Committee acts on behalf of the Board to establish the general compensation policy of the Company for all employees of the Company. The Committee reviews base salary levels and target bonuses for the Chief Executive Officer ("CEO") at or about the beginning of each year. The Committee administers the Company's incentive and equity plans, including the 1992 Stock Option Plan, the 1995 Equity Incentive Plan, the 1995 Employee Stock Purchase Plan, the 1995 Directors Stock Option Plan, and the 1997 Equity Incentive Plan.

     The Committee's philosophy in compensating the CEO is to relate compensation directly to corporate performance. Thus, the Company's compensation policy for the CEO relates a portion of his total compensation to the Company profit objectives and individual objectives set forth at the beginning of the Company's year. Consistent with this policy, a designated portion of the CEO's compensation is contingent on corporate performance, and is also based on his performance as measured against objectives established under the CEO Incentive Plan, as determined by the Committee in its discretion. Long-term equity incentives for the CEO are effected through the granting of stock options under the 1995 Equity Incentive Plan and the 1997 Equity Incentive Plan. Stock options have value for the CEO only if the price of the Company's stock increases above the fair market value (in Mr. Chan's case, 110% of the fair market value) on the grant date and the CEO remains in the Company's employ for the period required for the shares to vest.

     The base salary, incentive compensation and stock option grants of the CEO are determined in part by the Committee reviewing data on prevailing compensation practices in technology companies with whom the

Company competes for executive talent and by their evaluating such information in connection with the Company's corporate goals. To this end, the Committee attempts to compare the compensation of the Company's CEO with the compensation practices of comparable companies to determine base salary, target bonuses and target total cash compensation. In addition to his base salary, the Company's CEO is eligible to receive cash bonuses and to participate in the 1995 Equity Incentive Plan and the 1997 Equity Incentive Plan.

COMPENSATION OF EXECUTIVE OFFICERS

     During the fiscal year that ended on December 31, 1999, the Company's executive compensation program was comprised of the following key components: base salary, annual bonus, and equity-based incentives.

     Base Salary. The Company sets the base salaries of its executives at the levels of comparably sized companies engaged in similar industries.

     Annual Bonus. The Company's cash bonus program seeks to motivate executives to work effectively to achieve the Company's financial individual performance objectives and to reward them when objectives are met. Fiscal year 1999 executive bonus payments for Messrs. Chan, Blair and Lindly were based upon individual performance objectives.

     Equity-Based Incentive Compensation. Stock options are an important component of the total compensation of executives. The Company believes that stock options align the interests of each executive with those of the shareholders. They also provide executives a significant, long-term interest in the Company's success and help retain key executives in a competitive market for executive talent. The Company's 1995 Equity Incentive Plan and 1997 Equity Incentive Plan authorize the Committee to grant stock options to executives. The number of shares owned by, or subject to options held by, each executive officer is periodically reviewed and additional awards are considered based upon past performance of the executive and the relative holdings of other executives in the Company. The option grants generally utilize four-year vesting periods to encourage executives to continue contributing to the Company, and they expire not later than ten years from the date of grant.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The Company's CEO's compensation plan includes the same elements and performance measures as the plans of the Company's other executive officers. The Compensation Committee evaluates the performance of the Company's CEO, sets his base compensation and determines bonuses and awards stock or option grants, if any. Mr. Chan's salary, which reflects no increase for fiscal year 1999, was $248,000 compared to $248,000 for fiscal year 1998. He received a bonus of $701,002 for fiscal year 1999. Mr. Blair's base salary for fiscal year 1999 was increased to $260,000 commencing September 16, 1999. He received a bonus of $50,000 for fiscal year 1999.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Committee has considered the impact of Section 162(m) of the Internal Revenue Code, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and four other most highly compensated executive officers, unless such compensation meets the requirements for the "performance-based" exception to the general rule. Since the cash compensation paid by the Company to each of its executive officers is expected to be below $1 million, the Committee believes that this section will not affect the tax deductions available to the Company. It will be the Committee's policy to qualify, to the extent reasonable, the executive officers' compensation for deductibility under applicable tax law.

                                          COMPENSATION COMMITTEE

                                            /s/ ILBOK LEE and PETER T. MOK
                                          --------------------------------------
                                          Ilbok Lee
                                          Peter T. Mok

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Neither Mr. Lee nor Mr. Mok has been an officer or employee of the Company or any of its subsidiaries.

                 EMPLOYMENT AGREEMENTS AND CERTAIN TRANSACTIONS

     Since January 1, 1998, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, or holder of more than 5% of the Company's common stock had or will have a direct or indirect material interest other than (i) normal compensation arrangements, which are described under "Executive Compensation" above, (ii) the transactions described under "Compensation Committee Interlocks and Insider Participation" above, and (iii) the transactions described below.

     Fred S.L. Chan, the Company's Chairman of the Board of Directors, together with his spouse, Annie M.H. Chan, a director of the Company, announced on April 28, 1998, that they would be purchasing between $5 and $10 million of the Company's common stock on the open market. As of December 31, 1999, such purchases had totaled $1.4 million representing 241,000 shares at prices ranging from $5.15 to $6.56.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10% of the Company's common stock to file initial reports of ownership and reports of changes in ownership with the SEC and the Nasdaq National Market. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

     Based solely on its review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements for the year ended December 31, 1999 were met.

                                 OTHER BUSINESS

     The Board does not presently intend to bring any other business before the Meeting, and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Matthew K. Fong
                                          Chief Financial Officer and Secretary

Dated: April 28, 2000

PROXY


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                              ESS TECHNOLOGY, INC.

                      2000 ANNUAL MEETING OF SHAREHOLDERS


     The undersigned shareholder of ESS Technology, Inc., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 28, 2000, and hereby appoints Robert Blair and Matthew Fong, and each of them, with full power to each of substitution, as proxies and attorneys-in-fact, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of ESS Technology, Inc. to be held on May 31, 2000 at 2:00 p.m. local time, at the Westin Hotel, 5101 Great America Parkway, Santa Clara, CA 95054, and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

     The Proxy will be voted as directed or, if not contrary direction is indicated, will be voted as follows: (1) FOR the Election of Directors in the manner described in the Proxy Statement, (2) FOR the proposal to approve an amendment to the 1995 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 200,000 shares, (3) FOR the proposal to approve an amendment to the 1997 Equity Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 2,500,000 shares, and (4) FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2000.


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE




                              FOLD AND DETACH HERE

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
                                                                                                                  Please mark
                                                                                                                  votes as in
                                                                                                                  this example [X]

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). THE BOARD OF
DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTORS AND PROPOSALS 2, 3 AND 4.

1. Election of Directors                   FOR  AGAINST                                                        FOR  AGAINST  ABSTAIN
   Nominees: Fred S.L. Chan,               [ ]    [ ]              3. To approve amendments to the 1997 Equity [ ]    [ ]      [ ]
             Annie M.H. Chan, Matthew Fong,                           Incentive Plan to increase the number of
             Robert Blair, David Lee,                                 shares of Common Stock reserved for
             Peter T. Mok, and Dominic Ng                             issuance thereunder by 2,500,000 shares.

________________________________________                                                                       FOR  AGAINST  ABSTAIN
  For all nominees except as noted above                           4. To ratify the appointment of             [ ]    [ ]      [ ]
                                                                      PricewaterhouseCoopers as independent
                                            FOR  AGAINST  ABSTAIN     accountants of the Company for the fiscal
2. To approve amendments to the 1995        [ ]    [ ]      [ ]       year ending December 31, 2000.
   Employee Stock Purchase Plan to
   increase the number of shares of                                   and, in their discretion, the proxies are authorized to vote
   Common Stock reserved for issuance                                 on such other business as may properly come before the meeting
   thereunder by 200,000 shares.                                      or any adjournment thereof.

                                                                   MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

                                                            ____
                                                                |
                                                                |


SIGNATURE(S)_______________________________________________________________________________ DATE_________________________________
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. Please sign exactly as name appears hereon. Where shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership by authorized person.
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